Exhibit 99.2

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	March 13, 2019

JOINT FILERS’ NAMES AND ADDRESSES

1.              Insight Venture Partners VIII, L.P.

2.              Insight Venture Partners (Cayman) VIII, L.P.

3.              Insight Venture Partners VIII (Co-Investors), L.P.

4.              Insight Venture Partners (Delaware) VIII, L.P.

5.              Insight Venture Associates VIII, Ltd.

6.              Insight Venture Associates VIII, L.P.

7.              Insight Holdings Group, LLC

8.              IVP (Venice), L.P.

The business address for each of the above reporting persons is:

c/o Insight Venture Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036